Exhibit 10.8

RESOLUTION OF

THE BOARD OF DIRECTORS (THE “BOARD”)

OF
ENTERPRISE DIVERSIFIED, INC. (THE “COMPANY”)

Amendment to 2020 Equity Incentive Plan

WHEREAS, Enterprise Diversified, Inc. approved and adopted the 2020 Equity Incentive Plan on November 7, 2019, primarily to compensate Board members by way of equity incentive awards rather than payments of cash; and

WHEREAS, the current Plan states that, subject to adjustment in accordance with Section 11, no more than Seventy Thousand (70,000) shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”).

WHEREAS, the Board wishes to authorize the increase to the above Total Share Reserve.

NOW THEREFORE, BE IT RESOLVED, that the Board approves the following amendment to Section 4.1. of the Company’s 2020 Equity Incentive Plan.

Amendment to Section 4.1

As adopted by the Board of Directors effective January 31, 2021

Section 4.         Shares of Company Common Stock Subject to the Plan.

4.1         Subject to adjustment in accordance with Section 11, no more than One Hundred Thirty-Five Thousand (135,000) shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). Any shares of Common Stock granted in connection with Awards shall be counted against this limit as one (1) share for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

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